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                        Confidential Treatment Requested


                                SEC Exhibit 10.44

[EXTRICITY SOFTWARE LOGO]                                       [ASPENTECH LOGO]


                               EXTRICITY/ASPENTECH
                       SOFTWARE LICENSE, DISTRIBUTION AND
                        STRATEGIC RELATIONSHIP AGREEMENT

        This Extricity/AspenTech Software License, Distribution and Strategic Relationship Agreement, including the attached Exhibits A to G (this "Agreement") is made as of September 30, 1999 (the "Effective Date"), by and between Extricity Software, Inc. ("Extricity") and Aspen Technology, Inc. ("AspenTech").

WHEREAS, Extricity is a software company which provides business to business integration software and is committed to providing state of the art solutions that allow businesses to collaborate through the automation of shared business practices over the Internet, and to supporting certain strategic relationships to bring this technology to the marketplace; and

WHEREAS, AspenTech is a software and service technology company which provides process design and plant control, management and optimization, business integration and supply chain solutions to end user customers in various process industries worldwide; and

WHEREAS, Extricity and AspenTech wish to collaborate in a strategic relationship for the benefit of both parties to maximize the integrated solutions offered by AspenTech to its customers and to promote the distribution and licensing of Extricity's software products on a worldwide basis in the process industries.

NOW THEREFORE, in consideration of the mutual covenants, conditions, and obligations hereinafter set forth, the parties hereto enter into this Agreement in furtherance of the goals of the alliance as specified above, and hereby agree as follows:

1.       DEFINITIONS.

For the purposes of this Agreement, the definitions set forth in this Section 1 will apply to the respective capitalized terms:

"ASPENTECH CUSTOMER PRODUCTS" means Extricity Products which are marketed and licensed to licensed End Users and prospective End Users of AspenTech Products.

"ASPENTECH PRODUCTS" means the Software owned or licensed by AspenTech from a third party for distribution to customers in the normal course of AspenTech's business, and the corresponding Documentation developed by AspenTech for distribution and use in combination with such Software, including all New Releases, Updates and Upgrades. For the purposes of this


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Agreement, AspenTech Products will include services provided by AspenTech to customers in the normal course of AspenTech's business.

"BUG" means any defect in Software that prevents its adequate functioning whether because of design flaws in the Software, failure of the Software to conform to the Documentation, improper coding and implementation, lack of quality control and testing, or any other purpose.

"BUNDLED SOLUTION" means a combination of AspenTech Products and Extricity Products which is not an Integrated Product.

"DISTRIBUTOR" means a person or entity which is authorized by AspenTech to market and distribute copies of Eligible Products to potential End Users, either directly or via sub-distributors.

"DOCUMENTATION" means all available technical information, training materials and those instructions in printed or electronic media, manuals and diagrams pertaining to Software, but does not include Source Code.

"ELIGIBLE PRODUCTS" means the Integrated Product, Bundled Solution or AspenTech Customer Products.

"END USER" means an entity licensing from AspenTech any of the Eligible Products for Internal Use and not for redistribution, sublicensing or resale in any form.

"END USER SUPPORT AND MAINTENANCE" will mean First and Second Level support and maintenance services which AspenTech will provide to End Users as defined in Exhibit F hereto.

"ERROR" means a malfunction in the Software that causes it to fail to perform its intended function due to a Bug.

"EXTRICITY LIST PRICE OR PRICE LIST" means the then-current list price to customers, in U.S. dollars, for Extricity Products, as further specified in
Section 4.1 of this Agreement. The current list price as of the Effective Date is set forth in Exhibit A.

"EXTRICITY PRODUCTS" means the Software identified on Exhibit A and the corresponding Documentation developed by Extricity for distribution and use in combination with such Software, including all New Releases, Updates and Upgrades which are or shall be made operable on the Operating Environment(s) and including add-on modules subsequently developed by Extricity which would be utilized with the Integrated Products and the Bundled Solution; provided however, that Extricity is under no obligation to create or develop new products.

"GOLD CD" means a computer compact disc which will contain the Extricity Products in machine-readable, reproducible form, from which AspenTech will be capable of reproducing the Extricity Products and Documentation.


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"INFORMATION" means any idea, data, program, technical, business or other intangible information, however conveyed.

"INTEGRATED PRODUCT" means one or more Software product(s) resulting from the integration by AspenTech of the Extricity Products with AspenTech Products, including all Updates and Upgrades, and all supporting Documentation relating thereto, including without limitation localization, derivative works, modifications, interfaces, translations and/or development created by AspenTech.

"INTELLECTUAL PROPERTY RIGHTS" means patent rights, copyright rights (including, but not limited to, rights in audiovisual works and Moral Rights), trade secret rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

"INTERNAL USE" means use by employees, contractors and others affiliated with the End User under the direction of and for the benefit of the End User. Internal Use does not include the right to provide the Extricity Products to third parties whether by lease, rental, sale, sublicense or any other means. Except for the definition of End Users, Internal Use by AspenTech will also include use by AspenTech's application developers.

"LICENSE AGREEMENT" means the form of AspenTech's license terms and conditions, a current example of which is attached hereto as Exhibit C, which may be amended from time to time by AspenTech.

"MORAL RIGHTS" means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

"NEW RELEASES" means any new revision of Software that includes significant enhancements which add new features to Software and which will be designated by a new version number either to the left of the decimal point (e.g. v2.03 to v3.00) or one decimal place to the right of the decimal point (e.g. v2.03 to v2.10).

"OBJECT CODE" means computer programs assembled or compiled in magnetic or electronic binary form on software media, which are readable and usable by machines, but not generally readable by humans without reverse-assembly, reverse-compiling, or reverse-engineering.

"OPERATING ENVIRONMENT(S)" means operating system Software, independent of hardware, on which the Extricity Product is or shall be operable. As of the Effective Date, the only operating system is Windows NT. Additional Operating Environments will be added to this Agreement via an amendment as they are developed by Extricity, provided however, that Extricity is under no obligation to create or develop new products.

"SOFTWARE" means tangible and intangible Information in Object Code form constituting one or more computer or apparatus programs and the informational content of such programs.

"SOURCE CODE" means any human readable computer program code.


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"SOURCE CODE ESCROW" means the deposit by Extricity of the Source Code of the
Extricity Products (including such development documentation such as functional and design specifications and systems manuals as all of the above may exist) in an escrow account set up through a third party escrow agent in the normal course of their business.

"SUPPORT AND MAINTENANCE" will mean the services which Extricity will provide to AspenTech hereunder, as specified in Exhibit F hereto, , including but not limited to installation and information regarding proper usage of the Extricity Products, screening of suspected Errors, and dissemination of Updates, Upgrades and New Releases.

"SUPPORT REVENUES" means all revenues received by AspenTech from End Users which have entered into agreements for End User Support and Maintenance for the Eligible Products.

"TERRITORY" means the entire world except Taiwan and as limited by the terms of
Section 2.4(b).

"TRADEMARKS" means all trade marks, trade names, service marks, logos, now owned or hereinafter acquired by either party, and all other trademarks, trades names, service marks and logos identifying or used in connection with their respective Software, whether or not registered under the laws of the Territory.

"UPDATES" means any new revisions and/or modifications required to be made to Software and/or Documentation in order to correct Errors.

"UPGRADES" means any new revision of Software that includes corrections and minor modifications to existing features and which will be designated by a new version number which has changed from the prior number only two places to the right of the decimal point (e.g. v2.02 to v2.03).

2.      GRANT OF RIGHTS.

        2.1    GRANT OF LICENSE FOR EXTRICITY PRODUCTS.

               During the Term, Extricity hereby grants to AspenTech, and AspenTech hereby accepts, a non-exclusive, non-transferable, perpetual and irrevocable license, except as otherwise provided for in this Agreement, to:

               (a) embed or integrate the Extricity Products into or with AspenTech Products to create: (i) the Integrated Product;
                      (ii) interfaces to the Extricity Products or Integrated Product; and (iii) develop, translate, localize, modify and make derivative works of the Integrated Product;

               (b) copy, distribute and sublicense the use of the Eligible Products to potential End Users under License Agreements, including for the purposes of demonstration, beta testing or evaluation and such demonstration, beta testing or evaluation only for a reasonably limited period of time;


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               (c)    sublicense the rights granted in subparagraphs (a) and (b)
                      above to Distributors and contractors hired by AspenTech, in both situations solely for the purposes of exercising the rights and licenses granted herein; and

               (d) sublicense the Eligible Products to End Users, and to Distributors for the purpose of further sublicensing to End Users, either directly or through sub-distributors.

               The license grant set forth in this Section 2 pertains to the Extricity Products set forth on Exhibit A. Other than the Integrated Product, under no circumstances may AspenTech grant to any person or entity the right to use the Extricity Products as part of any other product such that the Extricity Product would be contained as part of or embedded in that other product. The parties will, from time to time, add to Exhibit A any new Software developed by Extricity which is related to this Agreement.

        2.2    GRANT OF LICENSE FOR DOCUMENTATION

               Extricity hereby grants to AspenTech, and AspenTech accepts, a non-exclusive, royalty-free license under Extricity's copyrights in Extricity's Documentation (and to permit Distributors):

               (a)    for Integrated Products and Bundled Solutions to:
                      (i) translate, edit, reformat, rewrite and create localizations; (ii) incorporate, in whole or in part, into other written materials prepared by or for AspenTech; and (iii) reproduce and distribute modified and original versions of the Documentation in hard copy or in an on-line format, and, if such Documentation is in an on-line format, allow Distributors and End-Users to make print copies of the same; and

               (b) for AspenTech Customer Products, to reproduce and distribute modified and original versions of the Documentation in hard copy or in an on-line format, and, if such Documentation is in an on-line format, allow Distributors and End-Users to make print copies of the same.

               Documentation that is delivered to the U.S. Government shall include a restrictive rights legend.

        2.3    LICENSE FOR INTERNAL USE.

               Extricity hereby agrees to grant, from time to time and pursuant to the terms of Extricity's standard license agreement, as mutually agreed between the parties, licenses for the Internal Use of Extricity Products, for which AspenTech will pay no license fee.

        2.4    RESTRICTIONS ON LICENSE GRANT.


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                                SEC Exhibit 10.44


               (a) AspenTech shall ensure that all Intellectual Property Rights notices which are appropriate to adequately protect both AspenTech's and Extricity's Intellectual Property Rights in the Eligible Products are placed on all copies and on other written materials distributed by AspenTech and its Distributors.

               (b) AspenTech will not distribute or allow distribution of Eligible Products to any of the persons or entities listed on Exhibit D, or to any person or entity which is a direct competitor of Extricity as determined by Extricity.

               (c) AspenTech and its Distributors' rights to sublicense Extricity Products are limited to Eligible Products.

        2.5    END USER AND DISTRIBUTOR LICENSES.

                (a) AspenTech will: (i) require each Distributor or End User to execute and/or accept Software protection obligations substantially similar to those contained in Sections 2, 3, 5, 11 and 12 of the License Agreement, and as otherwise specified in this Section 2; and (ii) provide Extricity with copies of all executed License Agreements with the quarterly reports required under Section 5.4.

                (b) AspenTech will ensure that a valid and enforceable license is obtained in each jurisdiction which protects Extricity's Intellectual Property Rights in such jurisdiction.

         2.6    RESERVATION OF RIGHTS.

                (a) Subject to the rights granted to AspenTech herein, all right, title and interest in and to the Extricity Products, including the Intellectual Property Rights and technology inherent in the Extricity Products, are, and at all times will remain, the sole and exclusive property of Extricity. No right to use, print, copy or display the Extricity Products, in whole or in part, is granted hereby, except as provided in this Agreement. Nothing contained in this Agreement will directly or indirectly be construed to assign or grant to AspenTech any right, title or interest in or to the Intellectual Property Rights, Trademarks, or any ownership rights in or to the Extricity Products. All right, title and interest in and to the Integrated Product, AspenTech Products, including the Intellectual Property Rights and technology inherent therein (except the Extricity Products), are, and at all times will remain, the sole and exclusive property of AspenTech. AspenTech reserves the right to create derivative works of the Integrated Products, and all right, title and interest in such derivative works, subject to protection of Extricity's ownership rights in the Extricity Products.


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                (b)    AspenTech agrees not to reverse compile, reverse
                       engineer, disassemble or translate the Extricity Products, in whole or in part, or create any translations or derivative works from the Extricity Products, except as necessary to fulfill the provisions of this Agreement. To the extent this restriction is prohibited by law, AspenTech may undertake such actions as the applicable law requires, in strict accordance with the absolute minimum use required to be permitted by such law.

3.      SOURCE CODE ESCROW.

        (a) Within 30 days of the Effective Date, Extricity will amend its existing Source Code Escrow arrangement to include AspenTech as a beneficiary, and such Source Code Escrow will include all the Extricity Products which are subject to this Agreement. Release provisions for the Source Code Escrow shall be: (i) bankruptcy or insolvency of Extricity; or (ii) termination by Extricity of the licensing, support and maintenance of Extricity Products, and there is no successor in interest to the obligations of Extricity under this Agreement; or (iii) Change of Control of Extricity and the acquirer is a Direct Competitor of AspenTech and either Extricity or the Direct Competitor of AspenTech materially breaches this Agreement subsequent to the Change of Control and such material breach is not cured within 30 days of written notice from AspenTech, such notice setting forth in detail the material breach. For purposes of this Section 3(a), a "Change of Control" will mean the acquisition by a third party of 51% or more of the combined voting power of an entity's then outstanding voting securities and a "Direct Competitor of AspenTech" will mean an entity which is listed on Exhibit G, as such exhibit may be modified by mutual agreement of the parties from time to time. For the purposes of this provision, 'material breach' shall include without limitation a material failure by Extricity or the acquirer to fulfill its obligations set forth in Sections 2, 3(b), 6, 8, 9.3, 10, 11, 14, 15, 16, 17, 21 and
                22.1 of this Agreement. The provisions of subsection 3(a)(iii) will not apply if, prior to a Change of Control of Extricity to a Direct Competitor of AspenTech, there has been a Change of Control of AspenTech.

        (b) If there is a release of the Source Code pursuant to the terms of Section 3(a)(iii), then the Source Code shall be released to AspenTech from the Source Code Escrow, and AspenTech may use the license granted hereby, for the period of 24 months from the date of such release (the "Release Period"), to use the Source Code to support, Upgrade and Update the Extricity Products to the extent necessary to allow AspenTech to continue to license the Extricity Product to its customers and provide related support in accordance with the terms of this Agreement for the Release Period. In such event, AspenTech shall be required to fulfill all of its obligations under this Agreement, including but not limited to, the obligations to protect the Intellectual Property Rights of Extricity, use the Extricity Products only for the purposes specified in this Agreement, and to pay the applicable Royalty Amounts under this Agreement until the end of the Release


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                Period; provided however, that the Royalty Amount will be
                decreased to an amount equal to [redact]% of the then current Royalty Amount for the first 12 months of the Release Period and then decreased to [redact]% of the then current Royalty Amount for the last 12 months of the Release Period. If there is a release of the Source Code pursuant to the terms of Sections 3(a)(i) and (ii), then the limitations on the release as set forth in Section 3(b) will not apply.

        (c) Within 30 days after Extricity makes a New Release, Update, Upgrade, the Source Code and Documentation for the same shall be deposited with the Escrow Agent by Extricity in compliance with the terms and conditions of the Escrow Agreement. Extricity shall provide AspenTech timely notice of each such New Releases, Updates, Upgrades so that AspenTech can exercise its rights and confirm the timely deposit as specified herein.

4.      ROYALTIES AND DISCOUNTS.

        The following terms will have the following meanings:

        "Revenues" will mean all revenues from Software licenses, rentals, leases and subscriptions, less actual returns, discounts and rebates.

        "Standard License Revenues" will be all Revenues received by AspenTech or its Distributors from End Users for Extricity Products but not Revenues received by AspenTech or its Distributors for either (a) Integrated Products or (b) Bundled Solutions with a price to End User over $[redact]. From the Effective Date until the first Pricing and Discount Review as specified in Section 4.3 hereunder, AspenTech will make best efforts to achieve Standard Net License Revenue of not less than [redact]% of Extricity List Prices. After the first Pricing and Discount Review Extricity List Prices and/or discounts specified hereunder will be reset in accordance with Section 4.3(b) below. After the first Pricing and Discount Review, the Standard Net License Revenue will in no event be below the levels set by the Pricing and Discount Review.

        "Integrated Product License Revenues" means the portion of the Revenues received by AspenTech or its Distributors from the Integrated Product that is attributed to the Extricity Product as mutually agreed to by the parties and shall be based on the relative contribution to value to the End User and the underlying prices of the components provided by Extricity as compared with the components provided by AspenTech, as if they had been sold separately.

        "Bundled Solution License Revenues" means the proportion of the Software license Revenues received by AspenTech or its Distributors from a Bundled Solution with a price to End User over $[redact] and it will be computed by: (i) dividing the Extricity List Price of the Extricity Product included in the Bundled Solution by the sum of the list prices of all the other software components of the Bundled Solution (determined from AspenTech's standard list pricing schedule); and (ii) multiplying that number by the total Revenues received for such Bundled Solution. Therefore, in the event the Extricity


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        Product is sold at a discount under this calculation, the amount of the discount shall be the same as for the other components of the solution provided by AspenTech.

        "Net License Revenues" will mean the aggregate of Standard License Revenues, Integrated Product License Revenues and Bundled Solution License Revenues.

        4.1     ROYALTY AMOUNT.

                (a)     During the Term, for each copy of the Extricity
                        Product contained in an Eligible Product, licensed to an End User by AspenTech or a Distributor, AspenTech will pay Extricity a royalty in an amount equal to [redact]% of the Net License Revenues; provided however, that if:

                        (i) the Aggregate Net License Revenue from the Effective Date (equal $[redact] or more but less than $[redact], as indicated in the quarterly reports required in Section 5.4, AspenTech will pay to Extricity a royalty in an amount equal to [redact]% of the Net License Revenues in excess of $[redact];

                        (ii) the Aggregate Net License Revenues equal $[redact] or more but less than $[redact], as indicated in the quarterly reports required in Section 5.4, AspenTech will pay to Extricity a royalty in an amount equal to [redact]% of the Net License Revenues in excess of $[redact]; and

                        (iii) the Aggregate Net License Revenues equal $[redact] or more, as indicated in the quarterly reports required in Section 5.4, AspenTech will pay to Extricity a royalty in an amount equal to [redact]% of the Net License Revenues in excess of $[redact] (each applicable amount in this Section 4.1(a) will be referred to as the "Royalty Amount").

                For the purposes of this Agreement, "Aggregate" shall mean the cumulative Net License Revenue from the Effective Date of this Agreement.

                (b) In the "no charge" case such as an evaluation or demonstration license AspenTech shall owe no royalty to Extricity.

                (c) The parties may agree at any time during the Term to lower the Royalty Amounts for particular potential End Users.

        4.2     ROYALTY AMOUNT ON SUPPORT REVENUES.

                During the Term, for each End User Support and Maintenance agreement entered into by an End User with AspenTech for the Integrated Product or the Extricity


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                Product, AspenTech will pay Extricity a royalty in an amount equal to [redact]% of the net Support Revenues to AspenTech (the "Service Royalty Amount").

        4.3     EXTRICITY PRICE LIST.

                (a) Extricity represents and warrants that for the purposes of this Agreement, the Extricity Price List accurately reflects the actual prices then currently in use by the Extricity sales organization. Extricity may, from time to time, change the Extricity Price List; provided however, that any changes will not affect any royalty payments calculated on Extricity List Prices for a 90 day period beginning on the date that Extricity gives AspenTech notice of such price changes. The Extricity Price List for this Agreement may be adjusted from time to time to match current market conditions. Extricity represents that the [redact]% level represents that the [redact]% level is reflective of the greatest discounts Extricity currently grants to any party except on an exceptional basis to an end user customer.

                (b) The parties agree that on a semi-annual basis they will conduct a "Pricing and Discount Review" in which they will communicate and share information regarding the average prices and the discount to list prices that End Users paid for licenses for the Extricity Product when sold by AspenTech and its Distributors, and by Extricity and its other distributors. Based upon that review, Extricity will set ongoing discount levels under this Agreement at the greater of [redact]% or the discount determined to be approximately the [redact] percentile of the discounts granted by Extricity to its customers in the prior 6 month period ("Maximum Allowable Discount"), and the discounts granted by AspenTech thereafter will not exceed the Maximum Allowable Discount without approval by Extricity. The Maximum Allowable Discount will be adjusted with each semi-annual Pricing and Discount Review and will also take into account the effect of any changes in the Extricity List Price. Note, in the Pricing and Discount Review, data for extraordinary transactions may be removed from the analysis.

        4.4     ASPENTECH PRICING.

                Notwithstanding any other provision of this Agreement, AspenTech is, and will remain, entirely free to determine its End User prices and fees in its own discretion.

5.      PAYMENTS, REPORTS AND AUDIT RIGHTS.

        5.1     PREPAID AMOUNTS.

                AspenTech will pay to Extricity the following amounts, on the following dates (the "PrePaid Amounts"): (i) within 10 business days of the Effective Date,


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                $[redact]; (ii) within 10 business days of the closing date of
                Extricity's Series E preferred stock financing, $[redact]; and
                (iii) on July 1, 2000, $[redact]. The PrePaid Amounts shall constitute prepaid royalties to be credited against the Royalty Amounts accrued in accordance with Section 4.2 above, and will be, on the dates paid, non-cancelable and non-refundable to AspenTech. Effective on the day that royalties accrued under this Agreement equal the PrePaid Amounts, AspenTech will be required to pay the Royalty Amounts within 45 calendar days of the end of each calendar quarter for the remainder of the Term.

        5.2     ROYALTY PAYMENTS.

                During the Term, AspenTech will be required to pay the Royalty Amount and the Service Royalty Amount within 45 calendar days of the end of each calendar quarter. For any overdue payments pursuant to this Section 5.2, late fees will accrue at the lesser of 1.5% per month or the maximum rate allowed under law.

        5.3     TAXES.

                All amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding, and other taxes and duties. Provided AspenTech can provide a valid tax exemption certificate, Extricity will not charge AspenTech sales tax. AspenTech is solely responsible for and will pay all taxes and duties assessed in connection with this Agreement (including but not limited to withholding taxes) and its performance by any authority within or outside of the United States, except for taxes payable on Extricity's net income. AspenTech will promptly reimburse Extricity for any and all taxes or duties that Extricity may be required to pay in connection with this Agreement or its performance. AspenTech will provide Extricity with written documentation, including but not limited to copies of receipts, of any and all such taxes paid in connection with this Agreement.

        5.4     REPORTS AND AUDIT RIGHTS.

                (a) Within 15 business days after the last day of each calendar quarter, AspenTech will present to Extricity a payment due statement, indicating the Net License Revenues and the Support Revenues accrued during such quarter, the number of Extricity Products licensed and the amount due. Any monetary conversions required to make the report will be calculated based on the exchange rate reported by the Wall Street Journal on the last day of the month in which the revenues are reported.

                (b) AspenTech will maintain, for a period of 2 years after the end of the year to which they pertain, complete sales and royalty records of the Extricity Products and services received by AspenTech in order to calculate and confirm AspenTech's royalty obligations hereunder. Upon reasonable prior notice, Extricity will have the right to appoint an independent accounting firm or other agent reasonably acceptable to AspenTech to


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                        examine such financial books, records and accounts
                        during AspenTech's normal business hours to verify the royalties due by AspenTech to Extricity herein, subject to execution of AspenTech's standard confidentiality agreement by the accounting firm or agent; provided, however, that execution of such agreement will not preclude such firm from reporting its results to Extricity. In the event such audit discloses an underpayment of royalties due Extricity hereunder of 15% or more, AspenTech will bear all costs associated with any such audit. In no event will AspenTech be subject to more than 1 audit per year unless the prior audit in such year disclosed an underpayment of royalties due Extricity hereunder of 15% or more. Any Royalty Amount underpaid or overpaid will be paid to the appropriate party within 5 business days of the completion of the audit.

6.      TESTING AND ACCEPTANCE OF THE EXTRICITY PRODUCTS.

        6.1     TESTING.

                Extricity will deliver Extricity Products to AspenTech that have been tested and passed Extricity's normal testing, acceptance and certification processes.

        6.2     OPERATING ENVIRONMENT AND SPECIFICATIONS.

                Extricity shall provide AspenTech with the Extricity Product operating on each Operating Environment (or a version thereof) within 30 days of the date that Extricity makes Extricity Products available on the new Operating Environment.

        6.3     PACKAGING.

                (a) AspenTech shall be permitted, at its option, to repackage, market and distribute any Integrated Product(s) and Bundled Solutions and associated Documentation under either its own product name and Trademarks or under Extricity's Trademarks currently or hereafter associated with the Extricity Product contained in the Integrated Product or Bundled Solution. Prior to AspenTech's first use of any such Trademarks of Extricity, however, AspenTech agrees to notify Extricity in writing as to how such Trademarks are to be used, for Extricity's approval. Such approval by Extricity shall not be unreasonably withheld.

                (b) The quality of the packaging and Documentation produced by AspenTech must be equal to that of Extricity's standard retail version of the Extricity Products and the training materials Extricity uses in the United States, respectively, and of a sufficient quality to be acceptable to potential End Users in the Territory. Extricity will provide such assistance to AspenTech as is necessary to ensure that such quality standards are met.


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                                SEC Exhibit 10.44


                (c) Extricity will sell to AspenTech the Documentation (if AspenTech decides not to reproduce them), retail packaging boxes, or any portions thereof, and similar materials at Extricity's cost of goods, plus shipping costs, insurance, duties and taxes.

        6.4     DELIVERY.

                Extricity will provide the Extricity Products to AspenTech on a Gold CD. AspenTech will reproduce the Extricity Products from the Gold CD. Gold CDs for Upgrades or New Releases of Extricity Software will be provided to AspenTech within 10 BUSINESS days of the first commercial release of each Update or New Release. Extricity will, as soon as practicable, provide AspenTech with advance notice of each New Release or Upgrade.

7.      DELETION OF PRODUCTS AND SUPPORT AND MAINTENANCE.

        Extricity will notify AspenTech in writing at least 180 days prior to the date on which Extricity ceases to sell licenses for any Extricity Product and AspenTech may continue to license that Extricity Product for another 180 days after discontinuation of the Extricity Product by Extricity, and sell Support and Maintenance for such Extricity Product(s) for no more than 12 months from the date of notice to AspenTech.

8.      DEMONSTRATIONS AND EVALUATIONS.

        AspenTech will be responsible for demonstrations of the Eligible Products to prospective End Users. Extricity agrees to provide reasonable telephone assistance for demonstrations at no charge. Assistance on-site by Extricity in any demonstrations or benchmarks will be at Extricity's discretion. Each party will pay its own expenses However, AspenTech may request the support of Extricity in Demonstrations and Evaluations as outlined in Section 9.1 below.

9.      EXTRICITY SUPPORT.

        9.1     BUSINESS SUPPORT.

                For the first 12 month period of the Term, Extricity will provide to AspenTech the assistance of [redact] full-time equivalent ("FTE") qualified business development and/or sales support persons to assist with pre-sales support and business development. The individuals provided shall be skilled in the functioning and application of the Extricity Products sufficient to explain to prospective End Users how the Extricity Products would be used, how it would provide business benefits and to provide other information that may be reasonably requested. For subsequent 12 month periods of the term, Extricity will provide to AspenTech the equivalent of [redact] FTE for the same purpose. In the event that AspenTech reasonably requires additional Business Support beyond the amounts specified


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                                SEC Exhibit 10.44


                above, Extricity will provide such support at the billing rates Extricity charges similar preferred clients, distributors or customers for similar services.

        9.2     COMPENSATION OF EXTRICITY SALES PERSONNEL.

                Extricity will make reasonable efforts to compensate its sales personnel so that they are incentivized to make a significant contribution to the licensing by AspenTech of the Eligible Products.

        9.3     DEVELOPMENT SUPPORT.

                Extricity acknowledges that it is AspenTech's intent to incorporate the Extricity Software into one or more Integrated Products. Extricity shall provide assistance and support to AspenTech's Software development organization as needed to accomplish this purpose. This support shall include:

                (a) providing the services of 1 FTE of a senior development person for a period of 6 months, at locations mutually convenient to the parties and necessary for the work to be done and to be scheduled by the mutual agreement of the parties. If additional support is required, it will be provided by Extricity upon request by AspenTech and charged to AspenTech at the billing rates Extricity charges similar preferred clients, distributors or customers for similar services.

                (b) In addition, Extricity will provide to AspenTech any necessary support to develop the interfaces, templates, Integrated Product, splash screens and documentation, including any information available in electronic format, to enable AspenTech to complete its intended development efforts as outlined in Section 9.3(c) below at billing rates Extricity charges similar preferred clients, distributors or customers for similar services.

                (c) The intended development efforts will include, without limitation: (i) customization of the Integrated Product in order to create the AspenTech "look and feel" in format, packaging, customer interfaces and functionality; (ii) integration of the Extricity Product and Integrated Product in operation with other AspenTech Products; and (iii) creation of modifications, extensions, improvements and/or derivative works based upon the Extricity Product to fulfill the terms of this Agreement and Integrated Products appropriate for the general industry markets which are the focus of AspenTech's normal business.

        9.4     PROJECT SUPPORT.

                Extricity agrees to provide consulting services support to AspenTech for customer projects on an as available basis upon AspenTech's request, at rates charged to


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                AspenTech at the billing rates Extricity charges similar
                preferred clients, distributors or customers for similar services.

10.     PRODUCT SUPPORT AND MAINTENANCE.

        The parties will provide Support and Maintenance as set forth in Exhibit F.

11.     TRAINING.

        11.1    TECHNICAL TRAINING.

                Extricity will provide AspenTech with 1 week of training for [redact] people, in California, but in no more than 6 separate sessions, at no charge to AspenTech ("Technical Training"). Additional training will be billed to AspenTech at Extricity's then current standard rates or at the rate of $[redact] per week per person, whichever is less. AspenTech will pay all of its out-of-pocket expenses associated with such training, including but not limited to lodging, meals, travel, and the like. AspenTech will ensure that at least 2 of its full time employees have completed Technical Training within 60 days of the Effective Date. Extricity may provide training at AspenTech's site, subject to mutual agreement. Each party will pay its own expenses for travel and living.

        11.2    SALES TRAINING.

                AspenTech will be responsible for ensuring that at least 2 of its full time sales/marketing employees complete the sales training offered by Extricity ("Sales Training") within 90 days of the Effective Date.

        11.3    END USER TRAINING.

                Extricity will provide its standard end user training materials to AspenTech and such information or support as is necessary to enable AspenTech to provide such training to its End Users. If requested by an End User, Extricity will provide training to such End User at its then current rates.

12.     DEVELOPMENT AND MARKETING.

        12.1    DEVELOPMENT AND MARKETING PLAN.

                AspenTech will be entitled to a seat on Extricity's Customer Advisory Board (the "Advisory Board"). As a member of the Advisory Board, AspenTech shall have the right to participate in Extricity's plan for development and marketing of Extricity Products, with the intention that Extricity will provide due consideration for development and marketing focused on the industries set forth in the Section 12.3, and to ensure that Extricity's development and marketing plan is proportionate in relation to the amount of Extricity Products licensed by AspenTech.


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        12.2    ASPENTECH SALES.

                AspenTech will undertake marketing and distribution of the Eligible Products and marketing and sale of End User Support and Maintenance using its own means and methods, for its own account, and having sole discretion over distribution channels, advertising and other aspects of marketing. AspenTech will use diligent efforts to promote, advertise, market, distribute and license the Integrated Product in the Territory during the Term.

        12.3    TERRITORY.

                (a) During the Term, Extricity agrees not to sell directly to companies in the industries listed below (the "Exclusion"). The Exclusion only applies to applications and divisions of companies in the industries listed below that are directly engaged in process-oriented manufacturing functions related to AspenTech's core products. [redact] The Exclusion will: (i) become null and void for Industry A (see below), if, at the end of 12 months from the Effective Date, AspenTech and/or its Distributors has(have) not licensed Extricity Products to at least 2 End Users in Industry A; (ii) become null and void for Industry B (see below), if, at the end of 12 months from the Effective Date, AspenTech and/or its Distributors has(have) not licensed Extricity Products to at least 2 End Users in Industry B; and (iii) become null and void for Industry A and B, if, the Net License Revenues for the 12 month periods beginning with the 25th and 37th months do not increase by at least [redact]% over the amount of Net License Revenues for the previous 12 month period. In any event, the Exclusion will expire and be null and void at the conclusion of 60 months from the Effective Date.

                        Industry A:
                        [redact]

                        Industry B:
                        [redact]


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                                SEC Exhibit 10.44


                        The entities listed on Exhibit E2 will not be considered part of the Exclusion.

                (b) Extricity agrees to use best efforts to negotiate an arrangement with its exclusive distributor in Taiwan so that the Territory will include Taiwan.

13.     MANAGEMENT AND GOVERNANCE OF THE STRATEGIC RELATIONSHIP.

        13.1    STEERING COMMITTEE

                As soon as reasonably possible after the Effective Date of this Agreement, the Parties will establish a Steering Committee (the "Committee") consisting of 2 or more representatives from Extricity and AspenTech, one of which will be an "executive level sponsor" which will mean a CEO or equivalent senior level designate.

        13.2    RESPONSIBILITIES.

                The Committee shall be responsible for identifying, evaluating and recommending sales, marketing and technology cooperation plans. In order to facilitate its ability to accomplish its objectives, the Committee:

                (a) shall make reasonable efforts to meet not less often than twice per calendar year;

                (b) shall make reasonable efforts to issue to each of the parties a report summarizing its activities not less often than annually;

                (c) may establish one or more separate subcommittees or task forces, comprised only of members of the Committee, to act on behalf of the Committee;

                (d) shall coordinate product release planning and associated technical support, pricing, sales and marketing support and training activities for the ensuing 24-36 month period; and

                (e) shall establish operational guidelines for the Committee.

                Additional activities that will be undertaken by the Alliance Steering committee are: (i) review of the business of AspenTech and Extricity to make sure the parties' long-range and near-term goals are understood and mutually supported; (ii) review of Extricity's and AspenTech's development plans and priorities so with the intention of mutually influencing priorities; (iii) review general marketing, sales and business terms to achieve optimum benefit for both parties; and (iv) coordinate sales and marketing activities to the extent that it is needed.

14.     PUBLICITY.


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                                SEC Exhibit 10.44


        Notwithstanding any provision of this Agreement to the contrary, the parties will issue a mutually agreed-upon joint press release within 60 days of the Effective Date. Neither party shall issue any release purporting to represent the other's opinions or use the other's name without prior consent; however, this clause shall not restrict or prohibit AspenTech from listing Extricity's name in its marketing literature or press releases as a strategic relationship, nor restrict or prohibit Extricity from listing AspenTech's name in its marketing literature or press releases as a strategic relationship. Except as specified herein, neither party shall release any information regarding this Agreement, the other party or the relationship between the parties without the other party's written consent, which shall not be unreasonably withheld.

15.     WARRANTIES.

        15.1    POWER AND AUTHORITY.

                Each party represents and warrants that it has the sufficient rights and authority to enter into this Agreement and that this Agreement violates no previous agreement between each party and any third parties.

        15.2    PRODUCT WARRANTY.

                (a) Extricity warrants that the Extricity Products, when properly installed and used, shall operate in accordance with, and meet all, applicable functional and performance specifications contained in the Documentation.

                (b) Extricity warrants to AspenTech that the Extricity Products will perform in accordance with the Documentation in all material respects; and the storage media containing the Extricity Products will be free from defects in materials and workmanship. In the event the Extricity Products or storage media fail to conform to the specifications and Documentation, Extricity will, at its option and without charge to AspenTech, repair or replace the Extricity Products or storage media with conforming Products or media.

                (c) THE WARRANTIES IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THIS DISCLAIMER DOES NOT AFFECT THE OBLIGATIONS UNDER SECTION 17.2.

                (d) Except as expressly provided herein, during the Warranty Period, Extricity will provide to AspenTech bug and error fixes and workarounds in accordance with the terms and conditions set forth in Exhibit F.


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                                SEC Exhibit 10.44


                (e) With respect to the Extricity Products only, Extricity warrants that: (i) the operation of the Extricity Products on or after January 1, 2000, without limitation as to date, will in no way be different from the operation prior to that date; and (ii) the Extricity Products will be able to process, store, record and present data containing dates in the Year 2000, and thereafter without limitation as to date, in the same manner as data containing dates prior to the Year 2000.

16.     PROTECTION OF CONFIDENTIAL INFORMATION.

        16.1    OBLIGATIONS.

                (a) Each party agrees that: (a) neither party will disclose to any third party any proprietary, trade secret, or other information of the other party disclosed to the receiving party in connection with this Agreement (collectively, "Confidential Information") except to the receiving party's full time employees with a need to know who agree to observe the confidentiality obligations under this Section 16; (b) each party will use reasonable efforts to maintain the confidentiality of all Confidential Information in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance; and (c) neither party will use or authorize the use of Confidential Information for any purpose other than to fulfill such party's obligations hereunder.

                (b) Confidential Information will include information designated as proprietary, confidential or the like by the disclosing party at the time of disclosure to the receiving party or its agent or, with respect to oral disclosures, confirmed in writing as Confidential Information within 30 days of such disclosure. AspenTech acknowledges that Extricity's Confidential Information includes, but is not limited to, the Master Copies of the Extricity Products and the Source Code therefor.

                (c) Confidential Information will not include information that: (a) is in or enters the public domain without breach of this Agreement; (b) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of a nondisclosure obligation; (c) the receiving party develops independently, which it can prove with written evidence, or (d) is ordered to be disclosed by a court, administrative agency, governmental body, or other tribunal, provided that the receiving party first provide the disclosing party with written notice and a reasonable time to oppose such disclosure.

                (d) Each party agrees that: (a) neither party will disclose to any third party any of the terms of this Agreement, which shall be treated as Confidential Information, except to the receiving party's full time employees with a


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                                SEC Exhibit 10.44


                        need to know who agree to observe the confidentiality obligations under this Section 16, and neither party will use the terms of this Agreement for any purpose other than to fulfill such party's obligations hereunder, except as either party is otherwise required by law.

        16.2    INJUNCTIVE RELIEF.

                Each party acknowledges that the other party's Confidential Information contains trade secrets of such other party, the disclosure of which would cause substantial harm to such other party that could not be remedied by the payment of damages alone. Accordingly, and notwithstanding Section 22.2, such other party will be entitled to preliminary and permanent injunctive relief and other equitable relief for any breach of this Section 16.

        16.3    EXTRICITY'S OWNERSHIP.

                The Extricity Products are and will remain the sole and exclusive property of Extricity and its suppliers, if any, whether the Extricity Products are separate or combined with any other AspenTech Products. Extricity's rights under this subsection will include, but not be limited to: (a) all copies of the Extricity Products, in whole and in part, in stand-alone or bundled form; and (b) all Intellectual Property Rights in the Extricity Products.

        16.4    ASPENTECH'S DUTIES.

                AspenTech will use reasonable efforts to protect Extricity's Intellectual Property Rights in the Extricity Products and will report promptly to Extricity any infringement of such rights of which AspenTech becomes aware.

        16.5    THIRD PARTY INFRINGEMENT.

                Extricity reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in the Extricity Products.

        16.6    TRADEMARKS.

                If any advertisement or other marketing material used by AspenTech makes any statement as to the technical features or capabilities of the Extricity Products materially different than the information provided to AspenTech by Extricity, AspenTech will first obtain the written approval of Extricity prior to publishing such advertisement or material. Subject to the terms and conditions of this Agreement, Extricity grants AspenTech a non-exclusive, non-transferable license for the term of this Agreement to use the Trademarks in AspenTech's marketing of the Extricity Products, provided that such use is in accordance with Extricity's trademark usage guidelines then in effect, provided that such guidelines are


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                                SEC Exhibit 10.44


                provided by Extricity to AspenTech in writing. Such use must reference the Trademarks as being owned by Extricity. Nothing in this Agreement grants AspenTech ownership or any rights in or to use the Trademarks, except in accordance with this license. The rights granted to AspenTech in this license will terminate, and AspenTech will cease use of the Trademarks, upon any termination or expiration of this Agreement. Extricity will have the exclusive right to own, use, hold, apply for registration for, and register the Trademarks during the term of, and after the expiration or termination of, this Agreement; AspenTech will neither take nor authorize any activity inconsistent with such exclusive right.

17.     INDEMNIFICATION.

        17.1    DISTRIBUTION INDEMNITY.

                Each party agrees to indemnify the other party against any third party claims for loss, damage, liability, or expense (including but not limited to attorneys' fees) arising solely out of any negligent acts or omissions of the indemnifying party in connection with their activities under this Agreement.

        17.2    INFRINGEMENT INDEMNITY.

                (a) Extricity represents and warrants that to the best of its knowledge, the Extricity Product does not infringe, and that no claim has been made by any party that the Extricity Product infringes, any patent, copyright, trademark, trade secret or similar proprietary right of any third party ("intellectual property").

                (b) Extricity will indemnify AspenTech against, and will defend or settle at Extricity's own expense, any action or other proceeding brought against AspenTech to the extent that it is based on a claim that the use of the Extricity Products as licensed in this Agreement infringes any copyright, patent or intellectual property right of another party, or equivalent rights of any of the foregoing worldwide, or that any Extricity Product incorporates any misappropriated trade secrets, or the equivalent worldwide. Extricity will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) awarded against AspenTech in any such action or proceeding attributable to any such claim. Extricity will have no obligation under this Section as to any action, proceeding, or claim unless:
                        (i) Extricity is notified of it promptly; (ii) Extricity has sole control of its defense and settlement; and
                        (iii) AspenTech provides Extricity with reasonable assistance in its defense and settlement.

                (c) If AspenTech's use of any Extricity Products under the terms of this Agreement is, or in Extricity's reasonable opinion is likely to be, enjoined due to the type of infringement or misappropriation specified in subsection
                        (a) above, then Extricity may, at its sole option and expense, either: (i)


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                                SEC Exhibit 10.44


                        procure for AspenTech the right to continue using such Extricity Products under the terms of this Agreement; or
                        (ii) replace or modify such Extricity Products so that they are non-infringing and substantially equivalent in function to the enjoined Extricity Products; or (iii) if options (i) and (ii) above cannot be accomplished despite the reasonable efforts of Extricity, then Extricity shall refund all royalty, maintenance and license fees previously paid by AspenTech, and credit AspenTech for all fees accrued and not yet paid, for the infringing Extricity Product.

                (d) AspenTech shall be entitled to withhold and offset license and service revenue royalties from Extricity until the indemnity is paid in full. Such withholding and offset is not intended as AspenTech's sole remedy, but is in addition to AspenTech's other rights and remedies at law or in equity.

                (e) Extricity will have no obligations under this Section 17 with respect to infringement or misappropriation arising from modifications to the Extricity Products that were created solely by AspenTech or its Distributors.

        17.3    MUTUAL INDEMNIFICATION.

                AspenTech shall indemnify and hold Extricity, its employees, agents, and contractors harmless from and against any and all losses, expenses and claims (including those of third parties) caused by the gross negligence or willful misconduct of AspenTech arising out of AspenTech's performance under this Agreement.

                Extricity shall indemnify and hold AspenTech, its employees, agents, and contractors harmless from and against any and all losses, expenses and claims (including those of third parties) caused by the gross negligence or willful misconduct of Extricity arising out of Extricity's performance under this Agreement.

        17.4    CONSEQUENTIAL DAMAGES

                NOTWITHSTANDING ANY OTHER PROVISIONS OF THIS AGREEMENT, AND WITH THE EXCEPTION OF INFRINGEMENT INDEMNIFICATION AS SPECIFIED IN
                SECTION 17.2 OF THIS AGREEMENT, NEITHER PARTY ("DEFENDING PARTY") SHALL BE LIABLE TO THE OTHER PARTY OR ANYONE CLAIMING BY, THROUGH OR UNDER THE OTHER PARTY, ("CLAIMING PARTY") FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING LOST PROFITS OR LOSS OF BUSINESS, ARISING OUT OF, RESULTING FROM DEFENDING PARTY'S PERFORMANCE OR THIS AGREEMENT FROM ANY CAUSE OR CAUSES, INCLUDING WITHOUT LIMITATION, ANY


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                                SEC Exhibit 10.44


                SUCH DAMAGES CAUSED BY THE NEGLIGENCE, PROFESSIONAL ERRORS OR OMISSIONS, STRICT LIABILITY OR BREACH OF CONTRACT OR WARRANTY, EXPRESS OR IMPLIED, OF THE DEFENDING PARTY, PARTNERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        17.5    TOTAL LIABILITY

                EXCEPT FOR LIABILITY PURSUANT TO SECTION 17.2, EXTRICITY'S TOTAL LIABILITY TO ASPENTECH UNDER THIS AGREEMENT WILL BE LIMITED TO THE AMOUNTS RECEIVED BY EXTRICITY FROM ASPENTECH UNDER THIS AGREEMENT TO THE EXTENT THAT THEY HAVE BEEN FULLY EARNED. EXCEPT FOR EXCEPT FOR LIABILITY FOR BREACH OF SECTION 3(b) AND ASPENTECH'S BREACH OF ITS OBLIGATIONS RELATING TO INTELLECTUAL PROPERTY RIGHTS, ASPENTECH'S TOTAL LIABILITY TO EXTRICITY UNDER THIS AGREEMENT WILL BE LIMITED TO THE AMOUNTS RECEIVED BY EXTRICITY FROM ASPENTECH UNDER THIS AGREEMENT TO THE EXTENT THAT THEY HAVE BEEN FULLY EARNED.

        17.6    EXCLUSION OF DAMAGES.

                WITH THE EXCEPTION OF EXTRICITY'S OBLIGATIONS WITH RESPECT TO INFRINGEMENT INDEMNIFICATION AND ASPENTECH'S OBLIGATIONS UNDER
                SECTION 3(b), IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

        17.7    FAILURE OF ESSENTIAL PURPOSE.

                The parties have agreed that the limitations specified in this
                Section 17 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

18.     TERM AND TERMINATION.

        18.1    TERM.

                "Term" means the period of time beginning on the Effective Date and terminating at the end of 108 months thereafter; provided however, that this Agreement will terminate if: (i) at the end of the first 24 months of the Term, if Net License Revenues for such 24 month period have not equaled or exceeded $[redact];


                               Extricity Software                             23
                          Proprietary and Confidential
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                                SEC Exhibit 10.44


                (ii) Net License Revenues for each subsequent 12 month period do not equal or exceed $[redact]; or (iii) at any time after the first 24 months of the Term, AspenTech provides to Extricity written notice of termination.

        18.3    TERMINATION BY EITHER PARTY.

                Either party may terminate this Agreement if the other party breaches any material term or condition of this Agreement and fails to cure such breach within 60 days after written notice or by mutual agreement

        18.4    EFFECT OF TERMINATION.

                Except as set forth in Section 3, upon termination of this
                Agreement: (i) in no event will AspenTech license, sell or otherwise transfer the Extricity Products to any third party after termination; and (ii) AspenTech will have a perpetual (to the extent that such End User licenses are perpetual, if not, only for the term of such License Agreements still in effect at the time of termination) license for the Extricity Products and any Confidential Information of Extricity's in AspenTech's possession or control, only to the extent that such are necessary to permit AspenTech to continue to support the Eligible Products licensed by AspenTech or its Distributors to End Users in accordance with the license or maintenance agreements in effect. Notwithstanding the above, AspenTech may continue to exercise the rights and licenses granted hereunder for a period of up to 6 months after termination to fill any orders received in the normal course of business by AspenTech and accepted prior to the date of termination. Termination will have no effect on the rights of End Users who have licensed the Extricity Products prior to the effective date of termination.

        18.4    SURVIVAL.

                The provisions of this Agreement which by their nature would continue beyond the termination or expiration of this Agreement will survive the termination or expiration of this Agreement.

        18.6    NO DAMAGES FOR TERMINATION.

                NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. ASPENTECH WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF THE TERRITORY OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective


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                                SEC Exhibit 10.44


                profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either party or for any other reason whatsoever based upon or growing out of such termination or expiration.

19.     NONEXCLUSIVE REMEDY.

        The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

20.     COMPLIANCE WITH LAWS.

        Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

21.     EXPORT CONTROLS.

        This Agreement is subject to and conditioned upon compliance with the U.S. Export Administration Act and the applicable regulations thereunder (collectively, the "U.S. Export Laws"), as well as any other laws of the U.S. affecting the export of technology. AspenTech agrees to comply fully with the U.S. Export Laws and to provide Extricity with such documentation, assurances and access to records as may be required to obtain licenses under the U.S. Export Laws. Extricity shall provide any assistance necessary to enable AspenTech to comply with the provisions of this Section 21, including furnishing current valid ECCNs and any other information required under Export Control Law.

22.     GENERAL.

        22.1    ASSIGNMENT.

                This Agreement will bind and inure to the benefit of each party's permitted successors and assigns, provided however, that neither party may assign this Agreement, in whole or in part, without the other party's written consent. Any attempt to assign this Agreement without such consent will be null and void. A Change in Control will not be deemed an assignment.

        22.2    GOVERNING LAW AND ARBITRATION.

                (a) This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, excluding the Convention on Contracts for the International Sale of Goods and that body of law pertaining to conflicts of law. Any and all defenses concerning the validity and enforceability of the judgment will be deemed waived unless first raised in a court of competent jurisdiction in the United States.

                (b) Any dispute arising out of or related to this Agreement will be submitted to the American Arbitration Association ("AAA") for final and binding arbitration pursuant to the AAA rules and procedures n effect on the date


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                          Proprietary and Confidential
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                                SEC Exhibit 10.44


                        of commencement of arbitration, as modified by this Agreement. Each party will bear its own expenses and an equal share of the expenses of the arbitrator(s) and the fees of the AAA, unless the arbitration award provides otherwise. Each party will bear the cost of preparing and presenting its own case. The arbitration will be conducted in accordance with United States Arbitration Act, 9 U.S.C. 1-16 et seq. (the "USAA"), notwithstanding any choice of law provision in this Agreement. The location for the arbitration hearing will be in Palo Alto, California. There will be 1 arbitrator if the parties agree on such person, and if not, then Extricity and AspenTech will each pick 1 arbitrator and the 2 arbitrators will select 1 additional person. Any controversy over whether an issue is arbitrable will be determined by the arbitrator(s). The award may be confirmed and enforces in any court of competent jurisdiction. All post-award proceedings will be governed by the USAA. All defenses based on passage of time will be suspended pending the termination of the mediation. Nothing in this clause will be construed to preclude any party from seeking injunctive relief in order to protect its rights pending mediation.

        22.3    SEVERABILITY.

                If any provision of this Agreement is found invalid or unenforceable by a court or other tribunal of competent jurisdiction, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in full force and effect.

        22.4    FORCE MAJEURE.

                Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "Force Majeure"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than 60 days.

        22.5    EQUITABLE RELIEF.

                Each party acknowledges that any breach of its obligations under this Agreement with respect to the proprietary rights or confidential information of the other party will cause such other party irreparable injury for which monetary damages are inadequate, and therefore such other party will be entitled to equitable relief in addition to all other remedies available to it at law.

        22.6    NOTICES.


                               Extricity Software                             26
                          Proprietary and Confidential
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                                SEC Exhibit 10.44


                All notices under this Agreement will be deemed given when delivered personally, sent by confirmed facsimile transmission, or sent by certified or registered U.S. mail or nationally-recognized express courier, return receipt requested, to the address shown below the signature blocks of this Agreement or as may otherwise be specified by either party to the other in accordance with this section.

        22.7    INDEPENDENT CONTRACTORS.

                The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

        22.8    WAIVER.

                No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

        22.9    ENTIRE AGREEMENT.

                This Agreement and its exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

        22.10   VALID EXECUTION.

                AspenTech's execution of this Agreement is contingent on review by AspenTech's Board of Directors. AspenTech will notify Extricity in writing when such review has been completed. Failure to obtain favorable review by October 15, 1999 shall render this Agreement null and void.


                               Extricity Software                             27
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                                SEC Exhibit 10.44


NOW, THEREFORE, the parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

EXTRICITY SOFTWARE, INC.                    ASPEN TECHNOLOGY, INC.

By: /s/ Ken Ross                            By: /s/ Lawrence B. Evans
    --------------------------------            --------------------------------
Ken Ross, President and CEO                 Lawrence B. Evans, Chairman and
                                                Chief Executive Officer

Notices to:                                 Notices to:

555 Twin Dolphin Drive, Suite 600           Ten Canal Park
Redwood Shores, CA  94065                   Cambridge, MA 02141-2200
Attn:  VP of Finance                        Attn: General Counsel
Facsimiles:  650.596.1310                   Facsimile: 617-949-1717


                               Extricity Software                             28
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                                SEC Exhibit 10.44


                                    EXHIBIT A

            EXTRICITY(TM) ALLIANCESERIES(TM) PRODUCTS AND PRICE LIST
                               SEPTEMBER, 28 1999


                EXTRICITY ALLIANCESERIES(TM)


Extricity's family of products which includes four components:

-       Extricity Alliance(TM) Application Product

-       Extricity AllianceFusion(TM) Integration Products

-       Extricity Partner Deployment Products(TM)

-       Extricity AllianceInteract(TM) e-Business Process Solutions

               EXTRICITY ALLIANCE APPLICATION PRODUCT


        EXTRICITY ALLIANCE:

        Core Alliance product includes the following components:

-       Business Process Implementation Environment

-       Execution Engine

-       Integration Manager

-       Communications and Security Management

-       Auditor

        ADDITIONAL EXTRICITY ALLIANCE:

        Refers to a second copy of Alliance, which is licensed by the same licensee and will be used in a production environment.

        ALLIANCE TEST AND DEVELOPMENT ENVIRONMENT

        Refers to a single copy of Alliance and associated Partner Deployment Products, AllianceFusion Products and AllianceInteract E-Business Process Solutions that the licensee is allowed to make for development and test purposes in association with a licensed production version.


                EXTRICITY ALLIANCEFUSION(TM) INTEGRATION PRODUCTS

A series of integration adapter modules for packaged applications and middleware along with a development environment to create new integration adapter modules for custom applications or to modify packaged adapter modules provided.

        EXTRICITY ALLIANCEFUSION ADAPTER DEVELOPMENT ENVIRONMENT(TM)

        A graphical environment that enables businesses to quickly create integration adapter modules and to customize packaged adapter modules. Adapters created with the Adapter Development Environment utilize AllianceFusion Integration Capacities.


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                                SEC Exhibit 10.44


        ALLIANCEFUSION MIDDLEWARE ADAPTERS(TM)

        Middleware Adapters are adapters pre-configured for specific messaging middleware packages. Middleware Adapters may need customizing for specific implementations. Middleware Adapters include their own AllianceFusion Integration Capacities which covers all adapters established from the base packages. The license covers the connection to multiple instances of the specific middleware package from a single Alliance server.

        ALLIANCEFUSION APPLICATION ADAPTERS(TM)

        Application Adapters are applications to specific business applications, such as Enterprise Resource Planning, supply chain management, etc. Application Adapters may need customizing for specific implementations. Application Adapters include their own AllianceFusion Integration Capacities which covers all adapters established from the base packages. The license covers the connection to multiple instances of the specific application package from a single Alliance server.

        ALLIANCEFUSION INTEGRATION CAPACITY PACKS(TM)

        Integration Capacity consists of Slots that are required for each adapter built with the Adapter Development Environment and registered in the Information Manager. Integration Capacity is sold in Packs of four Slots. Prepackaged adapters and Partner Deployment products that use adapters provide their own Integration Capacity with unlimited Slots.

                EXTRICITY PARTNER DEPLOYMENT PRODUCTS(TM)


A series of deployment products that enable varying degrees of business collaboration based on existing environment, needs of partner and hub, size of company, IT sophistication etc.

        EXTRICITY ALLIANCEPARTNER(TM)

        This is a restricted-use version of the AllianceSeries products which is provided by the main AllianceSeries customer (the Hub) to their trading partner. The trading partner is restricted to only using the products in association public processes established by the Hub.

        EXTRICITY EDICHANNEL(TM)

        Enables partners with EDI investments to collaborate with hub licensee. The Extricity EDIChannel product is a gateway product installed at the hub location. It provides an interface between the Alliance Application Product and a 3rd party EDI software package. An EDIChannel license is required for each 3rd party EDI package with which AllianceSeries is integrated.

        EXTRICITY WEBCHANNEL(TM)

        Enables partners to collaborate through simple web browser. WebChannel is a gateway product installed at the hub location. It provides an interface between the Alliance Application Product and web applications developed by the customer. A license is required for each web application connected to.

                EXTRICITY ALLIANCEINTERACT(TM) E-BUSINESS PROCESS SOLUTIONS(TM)


                               Extricity Software                             30
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                                SEC Exhibit 10.44


Market-specific (industry and cross-industry) shared business processes and associated business objects in software. Can be used out of the box or as a template to deploy Internet-based trading partner communities.

                MAINTENANCE SUPPORT


        ALLIANCE PARTNER SUPPORT

        When Extricity AlliancePartner(TM) is deployed at third part sites, support to those sites can be provided by the AllianceSeries customer (the Hub) or directly by Extricity Software. This charge applies if Extricity Software provides the support.

8.      COMPONENT-BASED PRICING


                Extricity Alliance Application Product

Extricity Alliance (1-4 way NT)                                 $[redact]
        Includes an AllianceFusion Integration Capacity Pack

Additional Alliance                                             $[redact]

Alliance Test and Development Environment                       $[redact]

CPU Multipliers (times Alliance base price)
    1-4 way                                                      [redact]
    5-8 way                                                      [redact]
    9-12 way                                                     [redact]

                Extricity Partner Deployment Products

                            Component-Based        Upgrade to Enterprise Bundle
                            ---------------        ----------------------------
AlliancePartner            [redact]                     [redact]
                           [redact]                     [redact]
                           [redact]

EDIChannel                                             $[redact]

WEBChannel                                             $[redact]

                Extricity AllianceFusion Integration Products

Application Adapter Modules                                      $[redact]
        SAP, Baan, Oracle or PeopleSoft


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                          Proprietary and Confidential

                                SEC Exhibit 10.44


Middleware Adapter Modules                                       $[redact]
        Active, TIBCO or MQSeries Messenger,

Adapter Development Environment                                  $[redact]

AllianceFusion Integration Capacity Pack (4 Slots)               $[redact]
        Capacity for four adapters developed using the Adapter Development Environment

Extricity AllianceInteract e-Business Process Solutions

Semiconductor                                                    $[redact]
Electronic Device Manufacturers                                  $[redact]
Consumer Packaged Goods                                          $[redact]
Third-Party Logistics                                            $[redact]
E-Commerce                                                       $[redact]

Maintenance/Support

5x12 US, 7x24 Priority #1's                                 [redact]% of Net
        3 Identified contacts / hub business
AlliancePartner Support (optional)              $[redact] per Partner per Year
        3 Identified contacts/ AlliancePartner


9.      ENTERPRISE BUNDLE PRICING

Alliance Application Product (1-4 way NT)                           [redact]
AlliancePartner                                                     [redact]
EDIChannel or WebChannel                                            [redact]
AlliancePartner Integration Adapter (Application or Middleware)     [redact]
        OR
AllianceFusion Integration Capacity Pack                            [redact]
AllianceFusion Development Environment                              [redact]

PRICE:                                                             $[redact]

Maintenance/Support

5x12 US, 7x24 Priority #1's                                  [redact]% of Net
        3 Identified contacts / hub business
AlliancePartner Support (optional)              $[redact] per Partner per Year
        3 Identified contacts/ AlliancePartner


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                                SEC Exhibit 10.44


Multipliers

CPU Multipliers (times Alliance base price)
    1-4 way                                                        [redact]
    5-8 way                                                        [redact]
    9-12 way                                                       [redact]


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                                SEC Exhibit 10.44


                                    EXHIBIT B

                                      BLANK


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
                                SEC Exhibit 10.44


                         EXHIBIT C - LICENSE AGREEMENTS


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                                SEC Exhibit 10.44


                        EXHIBIT D - PROHIBITED END USERS


[redact]




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                          Proprietary and Confidential

                                SEC Exhibit 10.44


                    EXHIBIT E1 - ASPENTECH RESERVED ACCOUNTS


[redact]



                               Extricity Software                             37
                          Proprietary and Confidential

                                SEC Exhibit 10.44


              EXHIBIT E2 - EXTRICITY ACCOUNTS NOT PART OF EXCLUSION



[redact]



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
                                SEC Exhibit 10.44


                                    EXHIBIT F
                        SUPPORT AND MAINTENANCE SERVICES

1. DEFINITIONS. As used in this Exhibit, the following terms shall have the following meanings.

        "DESIGNATED EXTRICITY LICENSEE" means a licensed End User.

        "DESIGNATED SUPPORT CONTACTS" means, collectively, the persons identified to Extricity by AspenTech as the persons authorized to request Support and Maintenance. AspenTech may change a Designated Support Contact upon prior written notice to Extricity.

        "LEVEL ONE AND LEVEL TWO" means receipt, call screening, installation assistance, problem identification and diagnosis, efforts to create a repeatable demonstration of the program error (defect). If applicable, the distribution of media, minor updates and service packs, workarounds or interim solutions.

        "LEVEL THREE" means efforts to identify defective source code and to provide corrections, workarounds and/or patches to correct program errors (defect).

2. LEVEL ONE AND LEVEL TWO. AspenTech will provide Level One and Level Two services to licensed End Users.

2. LEVEL THREE SUPPORT AND MAINTENANCE SERVICES. Extricity will provide the following Level Three Support and Maintenance services with respect to the Extricity Products:

        2.1. Technical Assistance. The Extricity Customer Support department will provide to 4 Designated Support Contacts the information needed to access Extricity's customer support web site and to submit support requests on-line. The Extricity Customer Support center is available to assist the Designated Support Contact(s) during the hours between 6:00a.m. and 6:00p.m. Pacific Time on regular business days, excluding Extricity holidays, with unresolved support requests. Priority 1 support requests must be submitted both through the customer support web site and by phone to the Priority 1 hotline anytime.

        2.2. Extricity Software Problem Reporting. AspenTech agrees to test and verify, or have the End Users test and verify, on an isolated development environment, any suspected Errors in the Extricity Software or Documentation and, through its Designated Support Contact(s) and to submit reports concerning suspected Errors.

             The Designated Support Contact should have the following information available prior to calling Extricity: Extricity product and version, single or multi-processor, available disk space, installed memory and hard disk space, client operating system, server operating system (including Service
Pack), MS SQL server version (including Service Pack), the type of firewall used (and whether Alliance Proxy is used), and a listing of Adapters and Plug-Ins. In addition, Extricity Customer Support will need a clear description of the problem or question, what steps have been tried and any error codes or messages. If necessary, the Designated Support Contact will be responsible for providing Extricity with data that Extricity reasonably requests in order to reproduce operating conditions similar to those present when


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
                                SEC Exhibit 10.44


the potential Error was discovered. Extricity Customer Support may redefine software problem reporting procedures as needed.

        2.3. Bug Fixes. Extricity will investigate each suspected Error reported by a Designated Support Contact within a reasonable time and determine whether in Extricity's judgment the reported problem is, in fact, an Error, and whether such Error is in the Extricity Software or in the Documentation. If Extricity determines that there is an Error in the Extricity Software or in the Documentation, Extricity will use reasonable efforts to provide an avoidance procedure, a workaround, or a correction of such Error (a "Bug Fix") in accordance with the Response Guidelines below. AspenTech is responsible for distributing workarounds or bug fixes to Designated Extricity Licensees.

        2.4. Extricity Software Updates. As permanent solutions are developed for known Errors in the Extricity Software, they will be incorporated from time to time in planned Maintenance Releases to the Extricity Software. Extricity will provide AspenTech with Extricity Software and Documentation updates as they are released. AspenTech is responsible for distributing and tracking Extricity Software and Documentation at Designated Extricity Licensee sites.

3. CONDITIONS AND LIMITATIONS OF SERVICES. Extricity's obligations to render Support and Maintenance are subject to the following conditions and limitations:

        3.1. Problems Caused by Third Party Products, Errors in Use of Extricity Software, and Modifications to the Extricity Software. Extricity will have no obligations or responsibilities of any kind hereunder with respect to problems caused in the use or functioning of the Extricity Software by any hardware or software product (including but not limited to operating systems, networks, and third party software not provided to AspenTech by Extricity) other than the Extricity Software, by any error in the use of the Extricity Software inconsistent with the Documentation, or by any modification of the Extricity Software by any person or entity other than one authorized by Extricity. If services hereunder are rendered for any problem caused by any of the foregoing or for troubleshooting with respect to any of the foregoing, or if Extricity's service efforts are increased as a result, Extricity reserves the right to impose charges at its then standard commercial time and materials rates for all such services, including travel and per diem expenses. The Extricity customer service engineer will notify a caller as soon as the billable status of the call is determined. The caller may terminate the call at that time without charge.

        3.2. Maintenance of Current Releases of the Extricity Software. AspenTech is responsible for notifying and distributing Extricity Software to each Designated Extricity Licensees. AspenTech should encourage End Users to promptly install Maintenance Releases and Bug Fixes to maintain the Extricity Software in the most current revision level.

        3.3. Access to Designated Extricity Licensee's Facilities. AspenTech may need to supply Extricity with access to and use of all information and facilities reasonably necessary for Extricity to render these services, subject to any security requirements or other company procedures of the Designated Extricity Licensees. Resolving some product issues may require Extricity to dial in to the affected Alliance server. Extricity may also request the use a specific remote access software package. If Extricity is not permitted or is unable to dial in, it may result in slower resolution times or inhibit Extricity's ability to resolve a problem.


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                          Proprietary and Confidential

                                SEC Exhibit 10.44


        3.4 Timing. Maintenance services will be provided only for the most current released version through the previous sequential major release for up to twelve months after the current major version becomes generally available. Extricity will have no obligation to support AspenTech where a Designated Extricity Licensee is using a version of the Extricity Software that is not a then-supported release.

4. RESPONSE GUIDELINES. The table below outlines Extricity Customer Support's response targets

----------------------------------------------------------------------------------
   PRIORITY           DESCRIPTION           INITIAL           RESOLUTION GOAL
                                           RESPONSE
                                             GOAL
----------------------------------------------------------------------------------
     PRIORITY 1   Problems that            Immediate      One business day after
(P1)              seriously interrupt       (1 hour)      Extricity Customer
Critical Impact   or prevent the                          Support reproduces the
                  customer from                           problem
                  performing regular
                  business operations
----------------------------------------------------------------------------------
     PRIORITY 2   Major product issues         4          Problem fixes will be
(P2)              which do not           business hours   developed and made
Serious Impact    severely impede                         available, an acceptable
                  customer operations                     workaround, a mutually
                                                          agreed upon action plan
                                                          or an answer to a
                                                          question to be provided
                                                          in two business days
----------------------------------------------------------------------------------
     PRIORITY 3   Relatively low               1          Problem fixes are
(P3)              impact -- product      business day     candidates for a future
Moderate Impact   problems or issues                      product release, an
                                                          acceptable workaround,
                                                          a mutually agreed upon
                                                          action plan or an answer
                                                          to a question to be
                                                          provided in five
                                                          business days
----------------------------------------------------------------------------------
     PRIORITY 4   Minor product                1          Problem fixes are
(P4)              problems or issues     business week    candidates for a future
Low Impact        having no                               product release, an
                  operational impact                      acceptable workaround,
                  on the customer                         an action plan or an
                  (i.e., customer                         answer to a question to
                  requests for                            be provided in a timely
                  information,                            fashion considering the
                  cosmetic                                problem
                  documentation, etc.)
----------------------------------------------------------------------------------


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                          Proprietary and Confidential

                                SEC Exhibit 10.44


                    EXHIBIT G - ASPENTECH DIRECT COMPETITORS


[redact]



                               Extricity Software                             42
                          Proprietary and Confidential